Free Writing Prospectus

Filed pursuant to Rule 433(d)

Registration Statement No. 333-131369

AB SVENSK EXPORTKREDIT
(Swedish Export Credit Corporation)

98% Principal Protected Six Currency Basket Bull Notes due August 22, 2009
Final Term Sheet

Principal Amount:	$23,147,000.

Pricing Date:	February 8, 2008

Issue Date:	February 22, 2008

Maturity Date:

August 22, 2009, unless that day is not a Business Day, in which case the Maturity Date will be the next following Business Day unless it would thereby fall in the next calendar month, in which case the Maturity Date will be the Business Day immediately preceding the Maturity Date.

Initial Issue Price:	100.00%

Underwriting commission:	0.25%

Proceeds to Issuer:	99.75%

Basket Currencies:	Brazilian Real (“BRL”), Russian Ruble (“RUB”), Czech Koruna (“CZK”), Malaysian Ringgit (“MYR”), Taiwan Dollar (“TWD”) and Singapore Dollar (“SGD”).

CCY Initial:	The spot exchange rate between such Basket Currency and the U.S. dollar, as calculated on the Pricing Date, which are:

BRL per U.S. Dollar (“USD”) = 1.7650

RUB per USD = 24.78

CZK per USD = 17.71

MYR per USD = 3.2345

TWD per USD = 32.02

SGD per USD = 1.4195

Canadian Dollar (“CAD”) per USD = 1.0080

CCY Final:

For each Basket Currency and the Canadian Dollar, the spot exchange rate between such Basket Currency or the Canadian Dollar, as the case may be, and the U.S. Dollar as determined by the Calculation Agent at 10:00 a.m. (New York time) on the Determination Date by referencing the WM Company Fix.

Redemption Amount:	On the Maturity Date an amount which will be:

If the Basket Performance is equal to or greater than 4.5%, 113% of the principal amount of your note; or

If the Basket Performance is less than 4.5%, 98% of the principal amount of your note.

Determination Date:	August 10, 2009, unless such day is not a Business Day, in which case the Determination Date shall be the immediately preceding Business Day.

CUSIP:	00254EEC2

The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering.  Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering.  You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.  Alternatively, you may obtain a copy of the prospectus from Goldman, Sachs & Co. by calling 1-866-471-2526.